Exhibit 99.1

Contact: Chris Brandon Vice President, Investor Relations chris.brandon@jackinthebox.com 619.902.0269

Jack in the Box Inc. Unveils “JACK on Track” Plan to Improve Long-Term Financial Performance

Company to accelerate cash flow via select real estate sales and discontinued dividend, prioritizing debt paydown

Jack in the Box will also close 150-200 underperforming restaurants under a block closure program

Company launching strategic alternatives process for Del Taco

Management pre-announces Q2 2025 results and provides updated annual guidance

SAN DIEGO, Calif. April 23, 2025 – Jack in the Box Inc. (NASDAQ: JACK) introduced its multi-faceted “JACK on Track” plan, which includes a comprehensive series of actions to improve long-term financial performance across its restaurant system, strengthen its balance sheet and demonstrate its commitment to running an asset-light business model – all of which will position the Company for sustainable growth in the coming years. As part of the plan, the Company has engaged BofA Securities to assist in the process of exploring strategic alternatives for the Del Taco brand, including a possible divestiture of the business.
“In my time thus far as CEO, I have worked quickly with our teams to conclude that Jack in the Box operates at its best, and maximizes shareholder return potential, within a simplified and asset-light business model,” said Lance Tucker, who was named Chief Executive Officer at Jack in the Box on March 31. “Our actions today focus on three main areas: addressing our balance sheet to accelerate cash flow and pay down debt, while preserving growth-oriented capital investments related to technology and restaurant reimage; closing underperforming restaurants to position ourselves for consistent net unit growth and competitive unit economics; and, an overall return to simplicity for the Jack in the Box business model and investor story.”

Exhibit 99.1
CAPITAL ALLOCATION
–Jack in the Box will accelerate cash flow by selling a select number of owned real estate holdings, and direct proceeds towards debt paydown/leverage reduction.
–Jack in the Box will discontinue its dividend effective immediately and direct a majority of those funds toward debt paydown/leverage reduction, with the remainder directed toward share repurchases.
–Jack in the Box will significantly reduce its spend on company-owned new unit restaurant development beginning in 2026, but will continue with planned improvements of its current restaurant base via restaurant reimages.
–Jack in the Box will continue to invest in its evolving technologies and digital capabilities, enabling significant growth through its digital sales channels.

RESTAURANT CLOSURE PROGRAM
–Jack in the Box will implement a block closure program, which is projected to result in the closure of approximately 150-200 underperforming restaurants – a majority of which have been in the system for over three decades.
–The program will consist of approximately 80-120 restaurant closures between now and 12/31/2025, with the remaining underperforming restaurants closing thereafter based upon respective franchise agreement termination dates.
–This program does not include the expected 1.5% to 2.0% of system unit closures for FY 2025, and an ongoing annual closure rate thereafter of approximately 1% of system units beginning in FY 2026.
–Upon completion of the program, Jack in the Box expects to deliver consistent, positive net unit growth, helped by the strong performance of new markets and tremendous whitespace opportunities.

2025 GUIDANCE AND LONG-TERM OUTLOOK
The following guidance and underlying assumptions reflect the company’s current expectations for the fiscal year ending September 28, 2025. Jack in the Box guidance measures not listed below are postponed until we provide future updates related to “JACK on Track” initiatives on

Exhibit 99.1
third quarter earnings call. All brand segment guidance measures for Del Taco will be suspended indefinitely.

Company-wide
•Capital Expenditures of $100-$105 million
•Share Repurchases of approximately $5-$15 million
•Adjusted/Operating EPS Tax Rate of ~26.0%
•Adjusted EBITDA of $282-$292 million, excluding the impact of future “JACK on Track” actions that may take place in late FY 2025
•Operating EPS of $5.05-$5.40, also excluding the impact of future “JACK on Track” actions that may take place in late FY 2025

Jack in the Box Segment
•Same Store Sales of negative low-to-mid-single digits vs. FY 2024
•35-40 gross restaurant openings
•Company-Owned Restaurant Level Margin of 19%-21%
◦Including the impact of a full year of AB1228 wage increases, higher utility costs, and low to mid-single digit commodity inflation
Management expects to debut new Long-Term Guidance measures as progress is made on the “JACK on Track” initiatives.

PRE-ANNOUNCED SECOND QUARTER 2025 RESULTS
Jack in the Box has also announced the following select preliminary financial results for the fiscal year second quarter ended April 13, 2025:
•Jack in the Box same-store sales of -4.4%
•Del Taco same-store sales of -3.6%
•Adjusted EBITDA of $66-$68 million
•5 restaurant openings, 12 restaurant closures for Jack in the Box
•6 restaurant openings, 4 restaurant closures for Del Taco

Exhibit 99.1
**The preliminary results for the second quarter ended April 13, 2025, are an estimate, based on information available to management as of the date of this release, and are subject to further changes upon completion of the company’s standard quarter and year-end closing procedures. It is possible that management may identify items that require it to make adjustments to the preliminary financial information set forth above and those changes could be material. Jack in the Box does not intend to update such financial information prior to release of its final second quarter earnings release and conference call, both which are currently scheduled for May 14, 2025.**

Conference Call
The Company will host a conference call for analysts and investors on Wednesday, April 23, 2025, beginning at 2:30 p.m. PT (5:30 p.m. ET). The call will be webcast live via the Investors section of the Jack in the Box company website at http://investors.jackinthebox.com. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days. The call can be accessed via phone by dialing (888) 596-4144 and using ID 3651106.

About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 22 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 17 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.